Exhibit 10.60

August 22, 2018

Michael Poirier

Qualigen, Inc.

2042 Corte Del Nogal

Carlsbad, CA 92009

Re:	AMENDED AND RESTATED LETTER OF INTENT-LICENSE OF FASTPACK 2.0

Dear Michael:

Reference is made is to a Letter of Intent (“Original LOI”) by and between Sekisui Diagnostics LLC (“Sekisui”) and Qualigen, Inc. (“Qualigen”) dated as of March 16, 2018 setting forth certain business terms relating to a potential worldwide license between Qualigen as Licensor and Sekisui as Licensee relating to a certain point of care, rapid quantitative immunoassay analyzer, as well as all associated intellectual property and technology, including, but not limited to, any assays, plasma separation devices, dispensers, and pouches related thereto (collectively known as the “FastPack 2.0 System”) currently under development by Qualigen. Qualigen and Sekisui are sometimes individually herein referred to as a “Party” and collectively as the “Parties.”

Whereas the Parties have agreed to amend and extend the Original LOI and agree to replace the Original LOI in its entirety by this Letter of Intent (“LOI”), which LOI shall supersede and replace the Original LOI in its entirety.

The portions of this LOI which are specified herein to be non-binding shall be non-binding, and the portions of this LOI which are specified herein to be binding shall be binding. Specifically, this LOI is not intended to be and will not create any legal binding obligation on the Parties, except as specifically set out in Part B below. In particular, and for avoidance of doubt: the concurrence in this LOI, and/or during the Negotiating Term, upon material terms for the “License Agreement” (as defined below) does not create a binding license agreement or other contractually binding agreement between the Parties as to such material terms; there shall be no binding license agreement unless and until the Parties execute and deliver a definitive License Agreement negotiated following execution of this LOI. Qualigen expressly acknowledges that any proposed License Agreement must be approved by necessary levels of Sekisui corporate authority before it is executed and delivered by Sekisui. It is further mutually acknowledged that the License Agreement would need to contain additional terms and conditions which are appropriate for transactions of this type, including, but not limited to, representations, warranties, and covenants concerning title to the intellectual property, authority to execute and perform the License Agreement, no infringement, and other customary provisions.

Recitals

WHEREAS, Qualigen is the owner of all right, title and interest in and to the “FastPack 2.0 System” including all intellectual property, including all of Qualigen’s patent rights (“Patent Rights”) and know-how (“Know-How”) related thereto as more fully described herein; and

WHEREAS, Qualigen and Sekisui are parties to that certain Distribution and Development Agreement dated as of May 1, 2016, as amended (the “Distribution Agreement”); and

WHEREAS, Sekisui anticipates that its sales of Qualigen FastPack IP System instruments and Qualigen FastPack IP System and FastPack “1.0” System reagent test kits pursuant to the Distribution Agreement may increase in the future, subject to the release of the 2.0 System and changes to the competitive landscape; and

WHEREAS, pursuant to the Distribution Agreement Sekisui has heretofore provided substantial sums of monies to Qualigen to help fund the development of the FastPack 2.0 System, with a view to obtaining all necessary regulatory approvals to permit the marketing and commercialization of the FastPack 2.0 System in the United States and worldwide; and

Michael Poirier

WHEREAS, the development and manufacture of the FastPack 2.0 System has been subject to material delays; and

WHEREAS, Sekisui has determined that the costs of development of the FastPack 2.0 System have substantially escalated, and the future research and development costs are currently projected by Sekisui to cost in excess of five million dollars ($5,000,000); and

WHEREAS, Qualigen does not possess the resources to continue the development of the FastPack 2.0 System without Sekisui financial assistance; and

WHEREAS, Sekisui desires to negotiate and enter into a definitive license agreement with Qualigen granting to Sekisui an exclusive worldwide assignable license to use, manufacture, develop, make, sell, distribute, export and import the FastPack 2.0 System on the material terms hereinafter described (the “License Agreement”); and

WHEREAS, Qualigen desires to negotiate and enter into the License Agreement; and

WHEREAS, Qualigen needs to assure, regularize and rationalize its cash inflows and outflows, in order to maintain a stable and secure financial position; and

WHEREAS, for the purposes of this LOI, “Negotiating Term” shall mean the period from March 16, 2018 to and including January 31, 2020; and

WHEREAS, Sekisui has provided to Qualigen a $500,000 lump-sum cash payment for research and development (the “R&D Payment”), which R&D Payment will be repaid in full to Sekisui as set forth in this LOI if the Parties are unable to arrive at a binding License Agreement on or prior to the expiration of the Negotiating Term.

Part A – Non-Binding Business Terms

(1) During the Negotiating Term, Qualigen and Sekisui shall in good faith promptly proceed to negotiate a definitive License Agreement containing, among other things, the material terms substantially in accordance with this LOI. The LOI shall terminate if a definitive License Agreement mutually satisfactory to the Parties has not been entered into by 6:01 p.m. (California time) on January 31, 2020, as such time and date may be extended by the Parties by a writing signed by each of the Parties.

(2) The Parties contemplate the definitive License Agreement would include the following material terms:

(a) The License Agreement shall provide that Qualigen shall grant to Sekisui and its affiliates:

(i) an exclusive (including with respect to Qualigen), all-fields, worldwide, assignable license, including the rights to sublicense through multiple tiers of sublicense, under all Qualigen FastPack 2.0 Patent Rights and Qualigen Know-How (except for Qualigen intellectual property that pertains to FastPack “1.0”/IP as well as to the FastPack 2.0 System). Qualigen FastPack 2.0 Patent Rights include without limitation the patents and pending patent applications listed in Schedule A and any patent or patent application claiming priority thereto; and

Michael Poirier

(ii) an exclusive (including with respect to Qualigen), worldwide, assignable license, including the rights to sublicense through multiple tiers of sublicense, under all Qualigen Patent Rights and Qualigen Know-How not included in the license grant described in Section A2(a)(i) above, limited to the field of use consisting of developing, making, having made, using, manufacturing, offering for sale, selling, having sold, exporting and importing all products (“Licensed Products”) related to the FastPack 2.0 System and future developments/ improvements/ enhancements thereof (i.e., FastPack 2.1, FastPack 3.0, etc.). Qualigen Patent Rights include all patents and pending patent applications, and any patents and patent applications claiming priority thereto, owned in whole or in part by Qualigen, necessary or appropriate for the aforesaid field of use, including without limitation point of care, quantitative immunoassay analyzers, including, but not limited to, any assays, reagents, plasma separation devices, dispensers, and pouches related thereto, and all methods, processes, systems, and kits related thereto.

(b) The term of the License Agreement (“Term”) shall be as agreed to in the License Agreement, but at a minimum shall (subject to Section 2(g) below) remain in effect until the expiration of the last to expire patent issued with respect to Qualigen’s Patent Rights or such shorter period as Sekisui may determine during the Negotiating Term.

(c) The License Agreement shall provide that all further research/development of, clinical trials of and other seeking of regulatory approval for Licensed Products shall be performed by Sekisui (or by Sekisui contractors). Simultaneously with the signing of the License Agreement, the Distribution Agreement shall be thereby amended to terminate any further research/development of, clinical trials of and other seeking of regulatory approval for Licensed Products by Qualigen. Qualigen shall fully cooperate in the transition of such responsibilities to Sekisui, including by (i) technology transfer of all Qualigen documentation, designs, plans, bills of materials, etc., as well as of other Qualigen trade secrets, (ii) delivering (at Sekisui’s expense) all physical FastPack 2.0 System-specific items as instructed by Sekisui, and (iii) signing all necessary filings, or allowing same to be filed, as necessary, in Qualigen’s name. It is understood that such cooperation obligation shall not be construed to require Qualigen to incur any material cost. During the Negotiating Term, the parties will also discuss which Qualigen employees, if any, Sekisui may wish to hire, and an arrangement for providing upon Sekisui request the services (billed at Qualigen’s standard hourly rates) of certain Qualigen employees.

(d) Except as set forth in the immediately following sentence, the License Agreement shall provide that all manufacturing of Licensed Products shall be performed for the benefit and at the cost of Sekisui by a manufacturer or manufacturers selected by Sekisui, including without limitation, any affiliate of Sekisui, on such terms as Sekisui in its sole discretion shall determine, and that Sekisui shall not use any Qualigen marks for the Licensed Products except for any products currently containing any of Qualigen’s marks. Notwithstanding the foregoing, during the Negotiating Term, the Parties will negotiate a contract manufacturing agreement on terms mutually satisfactory to both Parties, which contract manufacturing agreement shall be signed by the Parties simultaneously with the signing of the License Agreement, which contract manufacturing agreement shall provide that Qualigen will manufacture for Sekisui the pouches necessary for Vitamin D assays for the FastPack 2.0 analyzer, on the FPIP manufacturing equipment owned by Qualigen, for a period not to exceed two (2) years from the execution date of the contract manufacturing agreement.

(e) During the Term of the License Agreement, Sekisui shall pay Qualigen on a quarterly basis a 3.25% royalty on “Net Sales” (as defined with a customary meaning in the License Agreement) of Licensed Products the manufacture, sale or use of which is covered by valid unexpired Qualigen Patent Rights claims and a 1.75% royalty on Net Sales of Licensed Products the manufacture, sale and use of which are covered only by Qualigen Know-How (e.g., the last applicable Qualigen Patent Rights claim has expired or the Net Sales are in a country where no applicable Qualigen Patent Rights claim has yet been granted).

(f) Simultaneously with the signing of the License Agreement, the Distribution Agreement shall be amended to provide that should Sekisui subsequently acquire in a voluntary transaction substantially all of the assets or of the capital stock of Qualigen (by merger or otherwise) there shall be credited against the purchase price of such acquisition, any unrepaid amounts of the R&D Payment and any Financing Payments amounts (as defined in the Distribution Agreement) paid to Qualigen per the Distribution Agreement.

Michael Poirier

(g) Sekisui shall use its commercially reasonable efforts to, subject only to “force majeure” delays, within two (2) years of the execution date of the License Agreement file at least one 510-K application with the US FDA for the FastPack 2.0 System with respect to reagents for Vitamin D immunoassays or reagents for assays for any other target. Subject only to force majeure delays, if Sekisui fails to file any 510-K application for the FastPack 2.0 System with the US FDA with respect to reagents for Vitamin D immunoassays or reagents for assays for any other target within two years of the execution date of the License Agreement, (i) the License Agreement shall automatically terminate, (ii) Qualigen shall have the right to purchase from Sekisui at a fair market value price certain specific physical items exclusively used as part of the FastPack 2.0 System-as agreed between Qualigen and Sekisui, and (iii) Qualigen shall forthwith reimburse and repay the R&D Payment in full to Sekisui in or within six (6) months from the date of termination of the License Agreement. Following the termination of the License Agreement, Sekisui agrees to negotiate in good faith a grant to Qualigen of a non-exclusive worldwide license under certain of Sekisui’s Patent Rights developed exclusively as part of the FastPack 2.0 System that were made during the term of the License Agreement, limited to the field of use consisting of developing, making, having made, using, manufacturing, offering for sale, selling, having sold, exporting and importing Licensed Products, including the length of the license term thereof and royalties payable in respect thereto.

(h) During the Term of the License Agreement, Qualigen at its expense, shall be responsible for preparing, filing, and maintaining all patent applications and patents included (as of the date of the License Agreement) in the Qualigen Patent Rights in the jurisdictions in which Qualigen Patent Rights have heretofore been filed, and shall consult with and provide copies thereof to Sekisui. During the Term, Qualigen will not allow any of the Qualigen Patent Rights to expire early, go abandoned, or otherwise allow the loss of rights in any such jurisdiction (but not including claim limitation, etc., as recommended by Qualigen patent counsel). Qualigen will notify Sekisui a minimum of 60 days prior to the loss of any rights and Sekisui will have the option, at its sole discretion, to prevent the loss of rights. During the Term, Sekisui shall have the option, at its expense, to prepare, file, prosecute, and maintain Qualigen Patent Rights in one or more additional jurisdictions. Sekisui shall have the option, at its expense, to prepare, file, prosecute, and maintain Sekisui Patent Rights in any jurisdiction(s).

(i) All rights and licenses granted under or pursuant to the License Agreement by Qualigen are, and will otherwise be deemed, for all purposes of Section 365(n) of the U.S. Bankruptcy Code, license of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code.

(j) The existing letter agreement between Sekisui and Qualigen regarding discretionary prepayments of certain instrument purchase orders by Sekisui shall remain in effect.

Part B – Binding Terms

The provisions of this Part B shall be legally binding upon both Parties immediately upon their joint execution of this LOI, and shall survive the termination or expiration of this LOI.

(3) Simultaneously with the execution of this LOI by both Parties, the Distribution Agreement is amended by adding the following sentence at the end of Section 1.23 thereof: “Notwithstanding the forgoing, there shall be excluded from the definition of a “Sale Transaction” (a) any “reverse merger”, share exchange or similar transaction in which the existing holders of Qualigen receive equity or equity linked securities in a “shell company” (a “Reverse Merger”) but only as long as (1) the existing holders of Qualigen equity securities on the date hereof and immediately upon the consummation of the Reverse Merger hold, by virtue of such transaction, at least 67% of the equity or voting securities of the surviving or parent entity (on either an “as issued” or “as converted” basis), including any equity or equity linked financing completed concurrently with the Reverse Merger, (2) Qualigen provides a detailed description to Sekisui of the proposed Reverse Merger transaction and Sekisui grants its consent to such proposal, which consent shall not to be unreasonably withheld or delayed, and (3) such Reverse Merger transaction does not adversely impact Sekisui’s rights under this Distribution and Development Agreement (including, without limitation, the surviving or parent entity agreeing in writing for the benefit of Sekisui that until the expiration or termination of this Distribution and Development Agreement Sekisui’s rights under Section 9.3 and 9.4 of this Distribution and Development Agreement shall continue to apply to Qualigen and also (mutatis mutandis) apply to any such Sale Transaction involving such surviving or parent entity rather than formally involving Qualigen itself) and (b) any sale or license of any rights to any product, now or hereafter existing, which is exclusively used in the field of therapeutics, including the use of such therapeutic product exclusively for diagnostic imaging.”

Michael Poirier

(4) Simultaneously with the signing of this LOI by both Parties, the Distribution Agreement is amended by adding the following sentences at the end of Section 2.2 thereof: “Upon the closing of a “Sale Transaction” (as that term is defined in this Distribution and Development Agreement) which involves an acquirer, Sekisui’s exclusive distribution rights as set forth in Section 2.1 of this Distribution and Development Agreement shall automatically be extended for an additional period of three (3) years following the closing of a Sale Transaction upon all the same terms and conditions thereof, and following the expiration of such additional three-year period, shall be extended for an additional two (2) year extension period on all the same terms and conditions except that during such additional two (2) year extension period, Sekisui’s distribution rights shall be non-exclusive. Qualigen shall, as a condition of any such Sale Transaction, require the acquirer to assume this Distribution and Development Agreement, as amended through the date of the Sale Transaction.”

(5) Simultaneously with the signing of this LOI by both parties, the Distribution Agreement is amended by adding the following sentence at the end of Section 1.18 thereof: “Notwithstanding the foregoing, “Product” shall exclude any current or future product which is exclusively used in the field of therapeutics, including the use of such therapeutic product exclusively for diagnostic imaging.”

(6) During the Negotiating Term, as the same may be extended, Qualigen shall provide and make available to Sekisui (under NDA) copies of all Qualigen’s Patent Rights, Qualigen’s Know-How, as well as all records, plans, designs, communications, regulatory filings and all other writings or information relating to the FastPack 2.0 System, Qualigen’s Patent Rights and Qualigen’s Know-How, as well as all results or reports of any clinical trials or filings or communications with the FDA involving the FastPack 2.0 System. Upon reasonable advance notice, Qualigen shall also make available to Sekisui, or its representatives, access to its employees and/ or contractors who have participated in or who have knowledge concerning the FastPack 2.0 System.

(7) Sekisui has upon joint execution of the Original LOI provided to Qualigen a $500,000 lump-sum cash R&D Payment (the “R&D Payment”). If for any reason the Parties are unable or unwilling to execute and deliver a binding License Agreement by the expiration or termination of the Negotiating Term, Qualigen shall repay the R&D Payment in full to Sekisui in or within one hundred and eighty (180) days after the expiration or termination of the Negotiating Term. Notwithstanding anything to the contrary herein contained, if Sekisui shall at any time during the Negotiating Term determine not to proceed with the negotiation or execution of a definitive License Agreement, it shall notify Qualigen in writing of its determination and the Negotiating Term shall thereupon terminate immediately upon such written notification. If the R&D Payment is not repaid when due, interest shall thereafter accrue at the rate of twelve (12%) percent per annum on the amount of the R&D Payment remaining unpaid until all sums are paid in full, and in addition Sekisui shall be entitled to all costs and expenses (including reasonable attorney’s fees) incurred in connection with the enforcement and repayment and/or collection of said R&D Payment. Additionally, simultaneously with the execution and delivery of the Original LOI, Qualigen and Sekisui executed and delivered a Security Agreement dated as of March 16, 2018, granting to Sekisui a security interest in all of Qualigen’s assets to secure the repayment in full of the R&D Payment in accordance with the terms of Section B(4) of the Original LOI (equivalent to this Section B (7) of this LOI), which Security Agreement shall survive the termination or expiration of this LOI. Such Security Agreement provides that the priority of such security interest will be subordinated to the security interest of Qualigen’s existing working capital revolving line of credit and any future working capital revolving line of credit that replaces in its entirety Qualigen’s existing working capital revolving line of credit.

(8) During the Negotiating Term, and until a License Agreement is mutually executed and delivered by the Parties, Qualigen shall continue to perform all its obligations as set forth in the Distribution Agreement.

Michael Poirier

(9) Whether or not a License Agreement is executed, Qualigen and Sekisui shall each be solely responsible for and bear their own respective costs and expenses (including, without limitation, expenses of legal counsel, accountants, other representatives and advisors) of pursuing or consummating a License Agreement and the transactions contemplated thereby.

(10) Except as may be required by law, neither Sekisui nor Qualigen shall make any public statement with respect to the existence of this LOI or the transactions contemplated hereby without the consent of the other. If any public statement is required by law, the Party required to make such statement will consult with the other Party in connection therewith but such consultation shall not prevent a Party from meeting such legal obligations.

(11) Qualigen’s repayment of the McKesson 2016 marketing fee of $190,000 previously paid directly to McKesson by Sekisui on behalf of Qualigen shall be repaid by Qualigen to Sekisui as follows: (a) $100,000 shall be paid by September 30, 2018 and (b) $90,000 shall be paid by March 31, 2019.

(12) Except as, if and when specifically modified by the terms of the License Agreement or an amendment of the Distribution Agreement simultaneously with the signing of this LOI, the Distribution Agreement does and shall remain in full force and effect upon all its same terms.

(13) The terms of this LOI shall be governed by and construed in accordance with the laws of Delaware, without regard to principles of conflict of laws.

(14) This LOI cannot be amended or waived except in an express writing signed by both Parties.

(15) Notwithstanding anything herein or in the Distribution Agreement to the contrary, during the Negotiating Term, Sekisui will in good faith continue to develop the Vitamin D assay and shall pay all of its own labor costs and all of its own out-of-pocket development and pre-clinical study costs (“Sekisui Vitamin D Costs”) beginning on and after July 1, 2018. During the Negotiating Term, Qualigen shall continue to cooperate and assist Sekisui in developing the Vitamin D assay, and Qualigen shall be responsible for paying all of its costs and expenses (including its own labor costs) in contributing to the project to develop the Vitamin D assay (“Vitamin D Project”), including paying all costs and expenses of the clinical trial. If the costs of the clinical trial will exceed $400,000, the parties will in good faith discuss the funding of any excess amounts. For purposes hereof, the Vitamin D Project shall be deemed successful as described in Exhibit A attached hereto.

(16) Subject to the last sentence in this Section 16, if for any reason the Parties are unable or unwilling to execute and deliver a binding License Agreement by the expiration or termination of the Negotiating Term, Qualigen shall repay the Sekisui Vitamin D Costs (in addition to the R&D Payment described above) in full to Sekisui in or within one hundred and eighty (180) days after the expiration or termination of the Negotiating Term. If the Sekisui Vitamin D Costs (in addition to the R&D Payment) is not repaid when due, interest shall thereafter accrue at the rate of twelve (12%) percent per annum on the amount of the Sekisui Vitamin D Costs ( as well as the R&D Payment) remaining unpaid until all sums are paid in full, and in addition Sekisui shall be entitled to all costs and expenses (including reasonable attorney’s fees) incurred in connection with the enforcement and repayment and/or collection of said Sekisui Vitamin D Costs (as well as the R&D Payment). Additionally, promptly following the execution and delivery of this LOI, Qualigen and Sekisui shall mutually execute and deliver an amendment, in form and substance reasonably satisfactory to Sekisui, to that certain Security Agreement dated as of March 16, 2018, granting to Sekisui a security interest in all of Qualigen’s assets to secure the repayment in full of the Sekisui Vitamin D Costs (as well as the R&D Payment) in accordance with the terms of B Sections 7 and 16 of the LOI, which security agreement (as so amended) shall survive the termination or expiration of this LOI. Such security agreement (as so amended) shall continue to provide that the priority of such security interest will be subordinated to the security interest of Qualigen’s existing working capital revolving line of credit and any future working capital revolving line of credit that replaces in its entirety Qualigen’s existing working capital revolving line of credit. Notwithstanding anything to the contrary herein contained, if the Vitamin D Project is successful as described in Exhibit A prior to the expiration or termination of the Negotiating Term, Qualigen will have no further obligation to repay the Sekisui Vitamin D Costs (but shall remain liable for repayment of the R&D Payment).

Michael Poirier

(17) During the Negotiating Term, if Qualigen receives a CLIA waiver with respect to the Vitamin D assay, Sekisui shall pay Qualigen a one-time milestone payment of $560,000. Notwithstanding anything in this LOI or in the Distribution Agreement to the contrary, except for the milestone payment described in this Section 17, all other existing milestone payment opportunities of any kind or description are hereby terminated, and shall not be due and payable.

(18) Sekisui will pay for certain capital equipment reasonably needed to add the port to the FastPack 2.0 pouch to allow Qualigen to manufacture FastPack 2.0 pouches using the FPIP manufacturing equipment. Such equipment will be purchased at such time that the Vitamin D assay has received or is reasonably projected to receive 510-K clearance from the US FDA. Additionally, Sekisui will purchase capital equipment reasonably needed to produce the FastPack 2.0 pouch (i.e., beyond the capital equipment reasonably needed to add the port to the FastPack 2.0 pouch) once the CLIA waiver with respect to the Vitamin D assay has been received and the License Agreement has been executed.

(19) The provisions of Sections 3 – 19 shall survive the expiration or termination of the Negotiating Term.

Please sign this Letter of Intent in the space indicated below to confirm our mutual understanding as set forth herein and return a signed copy to the undersigned. This Letter of Intent may be signed in counterparts.

Very truly yours,

Sekisui Diagnostics, LLC

By:	/s/ Robert T. Schruender
Robert T. Schruender
President & CEO

ACCEPTED AND AGREED:

Qualigen, Inc.

By:	/s/ Michael Poirier
Michael Poirier
President & CEO

EXHIBIT A

Vitamin D Criteria

The Vitamin D Project will be considered successful as follows;

1.	The Product meets the criteria described in the Design Input document DC 16-001 ; and

2.	Performance shows greater than 95% of method comparison samples meet the ATE criteria versus LC/MS